Contact:	Press:	Or	Investor Relations:
	Tatyana Yemets		Viewpoint Corporation
	Viewpoint Corporation		212-201-0800
	212-201-0821		ir@viewpoint.com
tyemets@viewpoint.com

VIEWPOINT COMPLETES ACQUISITION OF SPRINGBOX

NEW YORK, November 2, 2007 –Viewpoint Corporation (NASDAQ: VWPT), a leading Internet Marketing Technology company, today announced that it has completed the acquisition of Springbox, an Austin-based interactive marketing firm with expertise in digital web marketing and creative solutions.

“We welcome the Springbox team to Viewpoint and look forward to working together to meet the increasing demand for creative web services that we see from our clients,” said Patrick Vogt, President and Chief Executive Officer. “By joining forces we have enhanced our creative capabilities and formed a unique offering that integrates web marketing and rich media advertising solutions. We believe this positions us to capitalize on the competitive changes in the marketplace and grow our client relationships.”

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group; Unicast, Viewpoint’s online advertising group; and KeySearch, Viewpoint’s search engine marketing consulting practice. Viewpoint’s technology and services are behind the online presence of some of the world’s most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 140 employees with offices in New York, NY, Los Angeles, CA, Austin, TX, and London, England.

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FORWARD LOOKING STATEMENTS

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint’s filings and reports on file with the Securities and Exchange Commission.

Copyright © 2007 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, Springbox, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.